Exhibit 99.2

TrueBlue, Inc.

2009 ASSUMPTIONS

(Unaudited)

2009 Estimates
Branches in operation on June 26, 2009	775
Branches closed year to date	77
Revenue loss from announced branch closings	-6%
Reduction in SG&A from branch closures in 2008 & 2009	$30 M
Revenue growth from 2008 acquisitions	1%
Incremental SG&A from 2008 acquisitions	$3 M
Variable SG&A associated with same branch revenue	6%
Gross Margin	28.5% - 29.0%
Depreciation & Amortization	$17.5 M
Capital Expenditures	$15 M
Income Taxes
Statutory income tax rate	39%
Tax credits net of non-deductable items	$0.3 M
Weighted Average Diluted Share Count	43 M

TrueBlue, Inc.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2009	June 27, 2008	June 26, 2009	June 27, 2008
Major Revenue Trends
Organic revenue growth / (decline)	-34.2%	-12.2%	-32.9%	-8.1%
Acquisitions within last 12 months	0.8%	17.8%	0.8%	16.4%

Total revenue growth / (decline)	-33.4%	5.6%	-32.1%	8.3%

Organic Revenue Trends*
Same branch	-27.4%	-10.5%	-29.6%	-6.7%
New branches	0.2%	0.9%	0.2%	1.1%
Closed branches	-8.2%	-3.3%	-6.7%	-3.2%
Currency	-0.4%	0.3%	-0.6%	0.3%
Holiday shift	-0.4%	0.4%	0.0%	0.0%

*	Percentages for organic revenue components do not sum to total organic revenue growth as same branch growth is determined off a revenue base of branches open for 12 or more months, whereas other organic revenue growth components are measured off a total revenue base.

TrueBlue, Inc.

Analysis of Year-Over-Year Same Branch Revenue Growth / (Decline)

(Unaudited)

Same Branch Growth/ (Decline)
January 2009 same branch sales growth	-30.2%
February 2009 same branch sales growth	-31.9%
March 2009 same branch sales growth	-35.3%
April 2009 same branch sales growth	-31.2%
May 2009 same branch sales growth	-29.3%
June 2009 same branch sales growth	-23.9%